TRANSFER AND ASSUMPTION AGREEMENT

This Agreement is made and entered into as of May 18, 2007, by and among Equity
Services, Inc., a Vermont corporation (“Transferor”), Sentinel Financial Services Company, a
Vermont partnership (“Transferee”), National Life Insurance Company, a Vermont corporation
(“NLIC”), and Sentinel Variable Products Trust, a Delaware trust (“SVPT”).

WHEREAS, Transferee and Transferor are both registered broker/dealers under the
Securities and Exchange Act of 1934, as amended;

WHEREAS, the Transferor desires to transfer and the Transferee desires to assume the
Equity Services, Inc.’s interest in the Participation Agreement by and between Equity Services,
Inc., Sentinel Variable Products Trust, and National Life Insurance Company dated July 27,
2000 (“Participation Agreement”); and

WHEREAS, NLIC and SVPT desire to consent to such assignment.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Transfer and Assumption. Effective as of May 18, 2007 (“Effective Time”),
Transferor hereby transfers to Transferee all of Transferor’s right, title, benefit, privileges and interest in and to, and all of Transferor’s burdens, obligations and liabilities in connection with, the Participation Agreement (“Transfer”). Transferee hereby accepts the Transfer and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Transferor to be observed, performed, paid or discharged from and after May 18, 2007, in connection with the Participation Agreement.

2. Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this
Agreement.

3. Assignment. No further transfer or assignment of the Participation Agreement may be made except pursuant to the terms of the Participation Agreement and consistent with applicable law.

4. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Vermont.

5. Entire Agreement; Amendment. This Agreement sets forth the entire understanding and agreement between the parties with respect to the transactions contemplated by this Agreement and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect to this

Agreement. Any provision of this Agreement may be amended, modified or waived in whole or in part at any time by an agreement in writing between the parties executed in the same manner as this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SENTINEL FINANCIAL SERVICES COMPANY	EQUITY SERVICES, INC.

By: /s/ Christian W. Thwaites	By: /s/ Kenneth R. Ehinger
Christian W. Thwaites	Kenneth R. Ehinger
Chief Executive Officer	President

Accepted:

NATIONAL LIFE INSURANCE COMPANY	SENTINEL VARIABLE PRODUCTS TRUST

By: /s/ Thomas H. MacLeay	By:	/s/ Christian W. Thwaites
Thomas H. MacLeay		Christian W. Thwaites
Chairman, President & Chief Executive Officer		President & Chief Executive Officer